FOR FURTHER INFORMATION:

At the Company:					At the Financial Relations Board:
Elaine Bacon 							Bill Schmidle, Analyst Inquiries
513-489-5400	  					312-640-6753
shinfo@cnmw.com					Karl Plath, General Inquiries
               					312-640-6738


FOR IMMEDIATE RELEASE


Cincinnati Microwave Files for Chapter 11

CINCINNATI, February 14, 1997_Cincinnati Microwave, Inc. (Nasdaq: CNMW) announced today that it has filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code, which provides the Company an opportunity to reorganize its operations or to liquidate its assets in an orderly manner. The action was filed in the U.S. Bankruptcy Court for the District of Southern Ohio-Western Division.

"Our efforts to find partners, or sell portions of the business in order to generate enough cash to carry the Company forward have been unsuccessful," said Erika Williams, president and chief executive officer. "The $10 million in excess inventory purchased in 1995 and the outstanding shareholder lawsuit have hindered our ability to attract suitable partners. We expect several interested parties to bid for portions Company's assets under court protection."

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The Company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network.

Additional information on the Company, its products and markets can be obtained from the Company's worldwide web site:
http://www.cnmw.com/welcome.htm. Information about Cincinnati Microwave also is available, free of charge via fax, by dialing 1-800-PRO-INFO and using ticker symbol CNMW.